UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2020 (December 27, 2019)

AMERICAN BATTERY METALS CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
930 Tahoe Blvd., Suite 802-16 Incline Village, NV 89451 (Address of principal executive offices) Tel: (775) 473-4744
(Registrant’s Telephone Number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 18, 2020, American Battery Metals Corporation (the “Company”) agreed to sell 1,000 Units (the “Units” as defined below) to Newood Finance Solutions Limited, a Fiji corporation doing business as Unifinance Limited (“Unifinance”), pursuant to a Subscription Agreement (the “Subscription Agreement”) in a private placement offering (the “Private Placement”). Each Unit is comprised of: (i) 1,000 shares of the Company’s Series B Preferred Stock, (as more particularly described in Item 3.03 below), and (ii) a warrant to purchase five thousand (5,000) shares of common stock of the Company (the “Warrant” as described below). Unifinance agreed to pay the Company $10,000 per Unit for aggregate proceeds received by the Company of $10,000,000 (the “Purchase Price”). Unifinance has irrevocably committed to pay the entire Purchase Price prior to April 14, 2020.

The Warrant is exercisable at a price of $0.25 per share prior to December 31, 2022, unless redeemed earlier by the Company. The exercise price and number of Warrant shares issuable upon the exercise of the Warrant will be subject to adjustment in the event of any share dividends and splits, reverse share split, recapitalization, reorganization or similar transaction, as described in the Warrant. The Warrant shares are redeemable by the Company at any time upon notice to the holder at a price of $.001 per share provided that the last sales price of the Common Stock reported has been at least $0.50 per share (on each of the twenty (20) trading days ending on the third business day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrant. Subject to limited exceptions, the holder of the Warrant will not have the right to exercise any portion of the Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the company, the holder may increase the Beneficial Ownership Limitation.

The Company intends to use the net proceeds from the Private Placement for general working capital purposes, redemption of certain convertible notes, development of the Company’s proprietary technology, to purchase capital assets, and to fund the Company’s on-going business plan. The Company cannot use the proceeds from the Private Placement for drilling activities and is limited in the amount of such proceeds that can be used for management salaries except upon consent from Unifinance. Up to six percent (6%) of the proceeds from the Private Placement may be used for certain financing expenses related to the transaction including any broker fees.

The foregoing descriptions of the Subscription Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of the Subscription Agreement and the Form of Warrant, which have been filed as Exhibits 10.1 and 10.2 respectively, to this Current Report and is incorporated herein by reference.

The Units sold pursuant to the Subscription Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Units were issued in reliance upon the exemptions from registration under the Securities Act provided by Section 4(a)(2) and Rule 506 of Regulation D and /or Regulation S promulgated thereunder. Unifinance is an “accredited investor” as that term is defined in Rule 501 of Regulation D and acquired the Units for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

On December 27, 2019, American Battery Metals Corporation (the “Company”) filed a Certificate of Designation with the Secretary of State of the State of Nevada, which, among other things, established the designation, powers, rights, privileges, preferences and restrictions of the Series B Preferred Stock (the “Series B Designation”). In connection with the Series B Designation, the Company authorized 2,000,000 shares of its Series B Preferred Stock. Pursuant to the Series B Designation, the Series B Preferred Stock shall not have voting rights. Each share of Series B Preferred Stock is convertible into forty (40) shares of the Company’s common stock. The holders of the Series B Preferred Stock shall be entitled to receive a non-cumulative dividend of eight (8%) per annum. The holders of the Series B Preferred Stock shall have preference to the common stock and to any preferred stock junior in rank upon liquidation.

The foregoing description of the Series B Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Series B Designation, which is attached as Exhibit 3.1 to this Current Report and incorporated in this Item 3.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.Description

3.1Certificate of Designation of Series B Preferred Stock, dated December 27, 2019

10.1Form of Subscription Agreement between American Battery Metals Corporation and Unifinance

10.2Form of Warrant to be issued to Unifinance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 AMERICAN BATTERY METALS CORPORATION

Date: February 18, 2020/s/ Douglas Cole

 Douglas Cole

 Chief Executive Officer